                                                                  Exhibit-(d)(x)

February 6, 2006

Evelyn Dilsaver
President and Chief Executive Officer
Charles Schwab Family of Funds
101 Montgomery Street
San Francisco, CA 94104

Re: Charles Schwab Family of Funds

Dear Ms. Dilsaver:

This letter will confirm our agreement to permanently limit net operating expenses for the following fund, as noted in the table below and described in the fund's registration statement filed on February 6, 2006 with the Securities and Exchange Commission. This letter will also confirm our agreement that the net operating expenses for the fund will always be at least 0.05% lower than those for the Schwab Money Market Fund.

FUND                                NET OPERATING
                                    EXPENSE LIMIT
SCHWAB CASH RESERVES                0.69%

Sincerely,


/s/ George Pereira                                    /s/ Pamela Saunders
------------------                                    -------------------
George Pereira                                        Pamela Saunders
Senior Vice President and                             Vice President
Chief Financial Officer                               AMPS Product Development
Charles Schwab Investment Management, Inc.            Charles Schwab & Co., Inc.

cc:   Clinton, Michael
      Felton, Koji
      Gao, Zuogang
      Hand, Gregory
      Lee, Mei-Luh
      Norman, Jen
      Stuart, Jody